Exhibit 2.6

NOTICE OF ANNUAL GENERAL MEETING

and

MANAGEMENT INFORMATION CIRCULAR

of

CARMANAH TECHNOLOGIES CORPORATION

Meeting to be held at 8:30 a.m.
On
Tuesday, April 30, 2013

Dated March 26, 2013

TABLE OF CONTENTS

Contents

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS		II

VOTING INFORMATION		1

Solicitation of Proxies		1
Appointment and Revocation of Proxies		1
Exercise of Discretion		2
Persons Making the Solicitation		2
Notice and Access		2
Interest of Certain Persons or Companies in Matters to be Acted Upon		3
Voting Securities and Principal Holders Thereof		3

BUSINESS OF THE MEETING		3

1.	Report of Management and Consolidated Financial Report	3
2.	Election of Directors	3
3.	Appointment of Auditor	5

STATEMENT OF EXECUTIVE COMPENSATION		7

DIRECTOR COMPENSATION		20

Remuneration of Directors		20
Annual Retainer of Directors		20

CORPORATE GOVERNANCE DISCLOSURE		27

Board of Directors		27
Board Mandate		28
Position Descriptions		28
Orientation and Continuing Education		28
Ethical Business Conduct		29
Nomination of Directors		30
Compensation		30
Director Election and Majority Voting Policy		31
Other Board Committees		32
Assessments		32

OTHER INFORMATION		33

Interest of Informed Persons in Material Transactions		33
Additional Information		33
Approval		33

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS	i

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the annual general meeting (the “Meeting”) of holders of common shares (“Common Shares”) of Carmanah Technologies Corporation (the “Corporation”) will be held at the offices of Carmanah Technologies Corporation at 250 Bay Street, Victoria, BC, V9A 3K5, on the 30th day of April, 2013, at 8:30 a.m. (Pacific Daylight Time), for the following purposes:

1.	to receive the annual report of the Board of Directors to the shareholders and the consolidated audited financial statements of the Corporation for the fiscal year ended December 31, 2012;

2.	to elect members of the Board of Directors for the ensuing year; and

3.	to re-appoint Deloitte LLP, Chartered Accountants, as auditor of the Corporation;

4.	to transact such other business as may be properly brought before the Meeting or any adjournment thereof.

The details of all matters proposed to be put before shareholders at the Meeting are set forth in the Management Information Circular accompanying this Notice of Meeting.

Only shareholders of record at the close of business on March 18, 2013 are entitled to notice of and to attend and vote at the Meeting or any adjournment thereof.

The Corporation is pleased to use for the first time the Canadian Securities Administrator’s “Notice and Access” delivery model allowing companies to furnish the Management Information Circular and accompanying materials to shareholders over the Internet and lower the costs and reduce the environmental impact of our Meeting. On or about March 26, 2013, the Corporation intends to mail shareholders of record as of March 18, 2013 a Notice of Internet Availability of Proxy Materials, containing instructions on how to access the Corporation’s Management Information Circular and accompanying materials.

Shareholders are encouraged to read the notes to the enclosed form of proxy and complete and return the proxy to the location, and within the time frame described in the Management Information Circular even if they may attend the Meeting.

The enclosed proxy is solicited by management of the Corporation and, if you wish you may nominate any person as your proxyholder, by inserting in the space provided the name of the person you wish to represent you as proxyholder at the meeting.

DATED at the City of Victoria, in the Province of British Columbia, this 26 day of March 2013.

By order of the Board of Directors

Robert Cruickshank
Chairman of the Board

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS	ii

VOTING INFORMATION

Solicitation of Proxies

This Management Information Circular is furnished in connection with the solicitation of proxies by the management of Carmanah Technologies Corporation (the “Corporation”) for use at the annual general meeting of the holders of common shares (the “Common Shares”) in the capital of the Corporation to be held 250 Bay Street, Victoria, BC, V9A 3K5 on April 30, 2013, at 8:30 a.m. (Pacific Daylight Time) (the “Meeting”), or at any adjournment thereof, for the purpose set forth in the attached notice of meeting (“Notice of Meeting”). The information contained herein is given as of March 26, 2013 except where otherwise indicated. A form of proxy for use at the Meeting accompanies this Management Information Circular. Shareholders who have requested a paper copy of the Corporation’s 2012 Annual Report, which includes the Corporation’s audited consolidated financial statements for the year ended December 31, 2012, including management discussion and analysis thereon, will receive a copy by mail. Shareholders who have not received a copy of the Corporation’s 2013 Annual Report may view it online at under the Corporation’s profile at www.sedar.com or at www.carmanah.com/AR2012, or obtain a copy upon request by contacting Carmanah at investors@carmanah.com or by telephone at 250.380.0052. Each shareholder who is entitled to attend meetings of shareholders is encouraged to participate in the Meeting and to vote in person or by proxy on matters to be considered. The cost of solicitation of proxies will be borne by the Corporation.

Appointment and Revocation of Proxies

Those shareholders desiring to be represented by proxy must deposit their respective forms of proxy with Computershare Trust Company of Canada (the “Transfer Agent”), of 200 - 510 Burrard Street, Vancouver, BC, V6C 3B9, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment.

Each shareholder submitting a proxy has the right to appoint a person to represent the shareholder at the Meeting other than the persons designated in the form of proxy furnished by the Corporation. The shareholder may exercise this right by striking out the names of the persons so designated and inserting the name of the desired representative in the blank space provided, or by completing another form of proxy and in either case depositing the proxy with the Transfer Agent at the place and within the time specified above for the deposit of proxies.

In addition to revocation in any other manner permitted by law, including the Corporation’s articles, a proxy may be revoked by instrument in writing executed by the shareholder or its attorney authorized in writing, or if the shareholder is a corporation, under its seal or by an officer or attorney thereof duly authorized, and deposited with the Transfer Agent at the place specified above for the deposit of proxies and at any time up to and including the last business day preceding the Meeting, or any adjournment thereof.

The close of business (Vancouver time) on March 18, 2013 is the record date (the “Record Date”) for the determination of shareholders who are entitled to notice of, and to attend and vote at, the Meeting.

Shareholders who do not hold their Common Shares in their own name (referred to herein as “beneficial shareholders”) are advised that only proxies from registered shareholders can be recognized and voted upon at the Meeting. If Common Shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those Common Shares will not be registered in the shareholder’s name on the records of the Corporation. Such Common Shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the beneficial shareholder. Without specific instructions, brokers/nominees are prohibited from voting Common Shares for their clients. Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from beneficial shareholders in advance of shareholders’ meetings. Every intermediary (broker) has its own mailing procedure, and provides its own return instructions, which should be carefully followed. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”).

Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting.

VOTING INFORMATION	1

A beneficial shareholder receiving a voting instruction form cannot use that form to vote Common Shares directly at the Meeting. The voting instruction form must be returned to Broadridge or Computershare or as otherwise in accordance with the instructions on such voting instruction form well in advance of the Meeting in order to have the Common Shares voted.

SHAREHOLDERS ARE URGED TO RETURN THEIR VOTING INSTRUCTION FORM AS INSTRUCTED, SO THAT THEIR VOTE MAY BE INCLUDED IN THE MEETING.

All references to shareholders in this Management Information Circular and the accompanying form of proxy and Notice of Meeting are to registered shareholders, unless specifically stated otherwise.

These materials are being sent to both registered and non-registered owners of the Common Shares. If you are a non-registered owner and the Corporation or its agent has sent these materials directly to you, your name and address and information about your holdings of Common Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Corporation (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

Exercise of Discretion

The Common Shares represented by the enclosed form of proxy will be voted or withheld from voting in accordance with the instructions of the shareholder and if a shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. The persons appointed under the enclosed form of proxy are conferred with discretionary authority with respect to amendments or variations of those matters specified in the proxy and Notice of Meeting and with respect to any other matters which may properly be brought before the Meeting or any adjournment thereof. If any such matters should come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with the recommendation of management unless the shareholder has specified to the contrary or that Common Shares are to be withheld from voting. At the time of printing this Management Information Circular, management of the Corporation is not aware of any such amendment, variation, or other matter. Unless otherwise specified, proxies in the accompanying form will be voted “for” the matters described herein.

Persons Making the Solicitation

This solicitation is made on behalf of the management of the Corporation. The cost incurred in the preparation and mailing of both the proxy and this Management Information Circular will be borne by the Corporation. In addition to the use of mail, proxies may be solicited by personal interviews, personal delivery, telephone or any form of electronic communication or by directors, officers and employees of the Corporation who will not be directly compensated therefore.

In accordance with National Instrument 54-101 - Communications with Beneficial Owners of Securities of a Reporting Issuer, arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Shares held of record by such persons and the Corporation may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will be borne by the Corporation.

Notice and Access

The Corporation is sending meeting materials for the Meeting to shareholders using the “notice and access” provisions of National Instrument 54-101 – Communication with Beneficial Owners. Pursuant to such provisions, the Corporation provides shareholders with a notice on how they may access this Management Information Circular and accompanying materials electronically instead of providing a paper copy. On or about March 26, 2013, the Corporation intends to mail shareholders of record as of March 18, 2013 a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access this Management Information Circular and accompanying materials. The Notice also includes instructions on how shareholders can request paper copies of this Management Information Circular and accompanying materials.

VOTING INFORMATION	2

Interest of Certain Persons or Companies in Matters to be Acted Upon

Except as otherwise disclosed herein, to the knowledge of the Corporation, none of the directors or senior officers of the Corporation, no proposed nominee for election as a director of the Corporation, none of the persons who have been directors or senior officers of the Corporation since the commencement of the Corporation’s last completed financial year and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of directors.

Voting Securities and Principal Holders Thereof

As at March 26, 2013, the Corporation had 50,134,071 Common Shares outstanding. Each Common Share confers upon the holder thereof the right to one vote. Only those shareholders of record on the Record Date are entitled to notice of, and to attend and vote at the Meeting.

To the knowledge of the Corporation, as of March 26, 2013, Michael Sonnenfeldt owned 9,537,778 Common Shares, representing 19% of the outstanding Common Shares as of the date hereof (based on publicly reported information available on SEDI at www.sedi.ca). To the knowledge of the directors and senior officers of the Corporation, no other person or company beneficially owns, directly or indirectly, or exercises control or direction over, securities carrying more than 10% of the voting rights attached to all of the outstanding Common Shares.

VOTING INFORMATION	3

BUSINESS OF THE MEETING

1.	Report of Management and Consolidated Financial Report

The report of management and the audited consolidated financial statements for the year ended December 31, 2012, including management’s discussion and analysis, are contained in the Corporation’s 2012 annual report. If you requested a copy of the 2012 annual report you will receive it by mail. If you did not receive a copy, you may view it online at under the Corporation’s profile at www.sedar.com or at http://www.envisionreports.com/carmanah2013agm, or obtain a copy upon request by contacting Carmanah at investors@carmanah.com or by telephone at 250.380.0052.

2.	Election of Directors

The board of directors of the Corporation (the “Board” or the “Board of Directors”) currently consists of five directors. At the Meeting, it is proposed that five directors be elected until the next annual meeting of shareholders or until their successors are elected or appointed. The current directors of the Corporation cease to hold office at the close of the Meeting.

The following table sets forth, in respect of each nominee, all positions currently held with the Corporation, principal occupation and the approximate number of Common Shares beneficially owned, directly or indirectly, or over which voting control is exercised as of March 26, 2013.

Name, Present Position(s) with the Corporation and Place of Residence(1)	Background and Principal Occupation for Five Previous Years	Date(s) Served as a Director Since	Ownership or Control Over Voting Shares Held(1)
Robert Cruickshank(2)(3) Chairman of the Board Vancouver, BC, Canada

Background: Robert Cruickshank brings a wealth of experience from his years in the BC technology industry. Most recently (2005-2007), Mr. Cruickshank served as President of the British Columbia Technology Industries Association (BCTIA), a not-for-profit, member-funded organization representing the broad technology industry across the province.

Prior to joining BCTIA, he had a long and successful career with TELUS/BCTEL serving in many executive roles including over four years as the President of BCTEL Mobility.

Mr. Cruickshank currently serves on the Board of Directors of St George's School in Vancouver as well as the Canadian Accredited Independent Schools (CAIS). He also serves on the Board of Directors of Lincoln Mining Corporation, Chairing the Compensation Committee and serving as a member of the Audit Committee and serves as an advisor for a number of early stage companies.

Principal Occupation for Five Previous Years:
Retired (2007-current)

	May 16, 2008	130,571

BUSINESS OF THE MEETING	3

Bruce Cousins CEO and Director Victoria, BC, Canada

Background: Mr. Cousins joined Carmanah Technologies Corp. as Chief Executive Officer in October, 2011. Mr. Cousins assumed his role with Carmanah after 22 years of entrepreneurial and executive experience in the pharmaceutical, technology and renewable energy industries. Following a 13-year tenure with Johnson and Johnson in finance and operations, in 2004 Mr. Cousins joined three founders in the start-up phase of Aspreva Pharmaceuticals, a specialty pharmaceutical company based in Victoria, BC. Aspreva grew rapidly and within a short period of time Mr. Cousins played a leadership role in the initial public offering of the company with listings on both the NASDAQ and TSX markets. The company grew rapidly to a market capitalization of over 700 million dollars with offices in Switzerland, UK, US and Canada. More recently, Mr. Cousins has also been involved in a senior leadership capacity within the technology and renewable energy industry with Xantrex Technology Inc.

Prior board experience includes Med Biogene Inc, and Alya Ventures Inc., both TSX Venture Exchange listed issuers as well as several not-for-profit agencies including Big Brothers and United Way. Mr. Cousins holds a Bachelor of Commerce degree from McMaster University and is a Chartered Accountant

Principal Occupation for Five Previous Years:
Chief Executive Officer of the Corporation (2011- current)
Chief Financial Officer, Ballard Powers Systems (2009- 2010)
Chief Financial Officer, Xantrex Technology Inc. (2008)
Chief Financial Officer, Aspreva Pharmaceuticals Inc.(2004 - 2008)

	October 11, 2011	250,000
Bob Wiens(2)(3) Director Vancouver, BC, Canada

Background: Robert D. (Bob) Wiens is a director for corporate and non-profit entities. From 2002 to 2005, Bob was the Chief Financial Officer of D-Wave Systems, a developer of quantum information systems. From 1987 to 2000, he was the President and Chief Executive Officer of FACS Records Centre Inc., a TSX-listed income trust Prior to joining FACS, Mr. Wiens was with Arthur Andersen in New York City, Toronto, Ottawa (as managing partner) and Vancouver (as managing partner). A graduate of the University of Calgary (B.Comm) and Columbia University (MBA), Mr. Wiens is a Fellow of the Institute of Chartered Accountants in B.C. and a CPA in New York State.

Principal Occupation for Five Previous Years:
Corporate Director (2005-current)

	December 17, 2009	124,263

BUSINESS OF THE MEETING	4

Peter Berrang(2)(3) Director Victoria, BC, Canada

Background: Peter Berrang is a scientist/businessman who has started and managed various high technology companies in B.C. during the past 30 years. He is a founding partner, shareholder and director of the Axys Group of Companies. Previously, Mr. Berrang was the founder and President of Seastar Optics Inc. for 10 years. Seastar, which manufactured semiconductor laser devices for the telecommunications industry world-wide was sold to SDL Inc. of San Jose, CA, a public company, in Dec. 1995. SDL was subsequently acquired by JDS Uniphase.

Mr. Berrang was Chairman, Board of Directors, of Epic Biosonics Inc., from 1997 to March, 2002. Epic was a medical devices company engaged in the development of a various components in the field of neurostimulation.

Principal Occupation for Five Previous Years:
President, Epic Ventures Ltd. (1990-Current)

	May 20, 2010	701,498
Daniel Nocente Director Vancouver, BC, Canada

Background: Daniel Nocente most recently was the Vice Chairman of Corporate and Investment Banking with National Bank Financial Inc., and previously, the Vice Chair and BC Geography Head with RBC Dominion Securities. Mr. Nocente was also a Director and Audit Committee Chair with Canada Rapid Transit Inc.

Mr. Nocente holds his Bachelor of Arts in Classical Studies from the University of British Columbia and his Master of Business Administration in Finance and Investments from George Washington University in Washington, D.C. Mr. Nocente has also completed the Leadership in Professional Services Firms course from the Harvard Business School and the Executive Program in Geology, Mining and Processing from the Buchan School of Mining at Queen's University. Daniel Nocente is currently the Past-Chair of the Nature Trust of BC, the Past- Chair of St. Paul’s Hospital Foundation, the Past–Vice Chair of Providence Health Care and is a member of the University of BC's Dean of Arts Advisory Committee. He is also the Chairman of both Savary Gold Inc. and Pitchblack Resources Ltd. and sits on the Board for Vancouver Coastal Health.

Principal Occupation for Five Previous Years:
Vice Chairman of Corporate and Investment Banking with National Bank Financial Inc. (2003-2012)

	March 13, 2012	Nil

Notes:

(1)

The information as to country of residence, principal occupation and number of shares beneficially owned by the nominees (directly or indirectly or over which control or direction is exercised) has been furnished by the respective nominees.

(2)	Member of Audit Committee.
(3)	Member of Compensation Committee.

3.	Appointment of Auditor

The Board of Directors has nominated Deloitte LLP, Chartered Accountants, to be re-appointed as auditor of the Corporation and to hold such office until the next annual meeting of the Corporation. Deloitte LLP was first appointed as auditor of the Corporation on April 1, 2010.

BUSINESS OF THE MEETING	5

The persons named in the form of Proxy intend to vote “For” the appointment of Deloitte LLP, Chartered Accountants as auditor of the Corporation, unless instructed otherwise.

BUSINESS OF THE MEETING	6

STATEMENT OF EXECUTIVE COMPENSATION

The objective of this disclosure is to communicate what the board of directors intended to pay, or award, certain executive officers and directors for the financial year. This disclosure will provide insight into a key aspect of the Corporation’s overall stewardship and governance and will help investors understand how decisions about executive compensation are made.

This section sets forth information concerning the annual and long-term compensation for services rendered to the Corporation and its subsidiaries for the financial year ended December 31, 2012 by the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and typically the three other most highly compensated executive officers of the Corporation (collectively, the “Named Executive Officers” or “NEO”) and the Directors. For 2012, in addition to the CEO and CFO, the NEOs also include the Former VP, Solar Power Systems and the Former VP, Lighting of the Corporation. The Corporation reviewed the total 2012 compensation of all employees and concluded that there were only four NEOs during the year.

Governance of Compensation

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of three directors, who are considered to be independent as defined under applicable securities legislation. Currently, the Compensation Committee consists of Messrs. Cruickshank (Committee Chair), Berrang and Wiens. Messrs. Cruickshank, Green and Wiens were on the Compensation Committee during the entire fiscal year 2012. Mr. Berrang was appointed to the Compensation Committee effective January 2, 2013 to fill the vacancy resulting from the departure of Mr. Green when he resigned from the Board of Directors on December 31, 2012. The Compensation Committee has a written mandate that establishes the committee’s purpose and responsibilities. In addition, the Compensation Committee has the authority to engage and compensate any outside advisor that it determines to be necessary to permit it to carry out its duties. All Compensation Committee members have direct experience that is relevant to the responsibilities mandated by the Compensation Committee, as further described under “Corporate Governance Disclosure”.

The mandate of the Compensation Committee is to review and recommend to the Board the Corporation’s executive compensation policies and programs, for final approval by the Board.

The duties and responsibilities of the Compensation Committee are comprised primarily of the following:

(a)	determining and approving the compensation of the Corporation’s CEO;

(b)	reviewing and approving compensation for the Corporation’s other executive officers;

(c)	fulfilling the Board’s oversight responsibilities with respect to the Corporation’s overall compensation policies, plans and programs;

(d)	overseeing an evaluation of management succession planning; and

(e)

performing other activities related to the Corporation’s compensation plans and structure, including preparing and reviewing any disclosure on executive compensation included in the Corporation’s annual information circular in accordance with applicable rules and regulations promulgated by the Canadian provincial securities regulatory authorities.

The Compensation Committee also focused its mandate on the compensation of the CFO, other NEOs and all direct reports of the CEO to ensure that total compensation paid to them is fair and reasonable and consistent with the Corporation’s compensation philosophy.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Compensation plays an important role in achieving short and long-term business objectives that ultimately drives business success in alignment with long-term shareholder goals.

STATEMENT OF EXECUTIVE COMPENSATION	7

The Corporation’s compensation philosophy is based on three fundamental principles:

Strong link to business strategy – the Corporation’s short and long-term goals should be reflected in the overall compensation program;

Performance sensitive – compensation should be linked to individual performance as well as key financial and strategic results of the Corporation and fluctuate with performance; and

Market relevant – the compensation program should provide market competitive pay in terms of value and structure in order to retain existing employees who are performing according to their objectives and to attract new recruits of the highest calibre.

The objectives of the Corporation’s compensation program in compensating its executive management are:

To attract, motivate and retain high calibre executive management who will successfully lead the organization to meet growth and profitability objectives;

To align the interests of executive management with shareholders’ interests and with the execution of the Corporation’s business strategy;

To evaluate executive performance on the basis of key financial, managerial and strategic performance measures which closely correlate to the business strategy and long-term shareholder value; and

To tie compensation directly to those measurements, and reward based on achieving and overachieving predetermined objectives.

Compensation Competitiveness and Benchmarking

The executive compensation program is designed to be competitive and specifically promote the Corporation’s incentive and retention objectives. The Corporation’s compensation plans are measured against market compensation data gathered from compensation surveys encompassing high technology companies of similar revenue in British Columbia.

In March 2009, the Compensation Committee engaged an independent consultant, Roger Gurr & Associates, to advise them on executive compensation matters for the 2009 financial year and future years (the “2009 Compensation Review”). The consultant assisted the Compensation Committee in reviewing: (i) the Corporation’s compensation philosophy relative to its’ executives, (ii) examining all elements of compensation with consideration to being market competitive and performance based, and (ii) the Corporation’s ability to attract and retain executive talent capable of delivering on the Corporation’s vision, mission, strategies and objectives with the intent to deliver long term shareholder value. It also included a review of executive contractual arrangements with a view to simplification and consistency. Included in the 2009 Compensation Review, the independent consultant benchmarked the NEO total compensation and each component thereof against market data for a comparator group of organizations specifically focusing on North American based, publicly traded technology companies with annual revenues up to $100 million per year. As well, the 2009 Compensation Review took into account the unique nature of the Corporation - developing new innovative products and operating in multiple markets with multiple products with high growth potential. The comparator group of companies selected, based on a recommendation by the independent consultant, included amongst others Westport Innovations, Inc, Norsat Technologies Corp., Turbo Power Systems, TIR Systems Ltd., Energy Focus, Inc., Evergreen Solar, Inc., and Ballard Power Systems.

Since the 2009 Compensation Review, the Corporation has annually reviewed the NEO compensation using third party reports including the HR Tech Group (“HRTG”) survey which is administered by Towers Watson. The Corporation uses the HRTG survey because the participants are technology companies within British Columbia, Canada and are similar size to the Corporation, both with regards to their market (i.e. technology), their workforce, and their revenues.

In October 2011, the Compensation Committee engaged Roger Gurr & Associates again to advise them on equity compensation matters relating to the recruiting for and hiring of Bruce Cousins, CEO (the “2011 CEO Compensation Review”). The consultant benchmarked equity compensation against market data from a comparator group of organizations. The review included a selection of similar-sized, publicly traded and technology-based companies and provided an order of magnitude of equity and equity-based compensation held by the CEO’s of these companies. The comparator companies researched were 20/20 Technologies, Afexa, Azure Dynamics, Enablence Technologies, Intermap, Norsat, and Webtech Wireless. The fee for this service was $1,150 plus applicable taxes.

STATEMENT OF EXECUTIVE COMPENSATION	8

Carmanah’ s compensation program is designed to provide NEOs with total compensation targeted at the median (50th percentile) of the total compensation of its comparator group of companies provided that the Corporation and individuals achieve established and approved targets. In designing the elements of compensation available to members of the executive team considerable emphasis is placed upon performance based rewards, both short term (annual bonus), medium term (restricted share units, performance share units) and long term (stock options). This mixture of performance based compensation elements can provide significant rewards to the NEOs in the event that short term and medium term objectives are achieved and share price is increased, resulting in higher values of share units and stock options.

The Compensation Committee considered the information and recommendations provided by the consultant, individual experience and performance of the NEO, and any other criteria deemed important by the Compensation Committee, in determining actual compensation levels for the NEO.

Risk Assessment

The Corporation’s compensation program incorporates many long-standing elements that are intended to ensure our compensation practices do not encourage excessive or inappropriate risk-taking. For example:

Our mix of short, medium and longer-term compensation encourages executives to take a balanced view and mitigates against excessive risk-taking or behavior that is too conservative.
On average, 41% of our NEO’s total cash compensation is performance-based and not guaranteed.

The annual cash bonus is directly linked to and determined by multiple performance factors, including corporate performance (defined by achievement of specific revenue and EBITDA targets), divisional performance and individual performance.

Annual cash bonus payouts can be as low as zero if minimum threshold levels of corporate and individual performance are not met, and are capped at 200 per cent where corporate and individual performance objectives are exceeded, to prevent excessive payouts and to act as a disincentive against excessive risk-taking.

Targets for performance metrics in the corporate balanced scorecard are generally made more difficult each year to promote continuous stretch and performance improvement year over year.
The Compensation Committee takes into account the risk implications associated with the Corporation’s compensation policies and practices on an ongoing basis.

Executive Compensation – Related Fees

The aggregate fee for NEO compensation consulting services in the past two years is $1,150, billed by Roger Gurr and Associates in October 2011 for services related to the 2011 CEO Compensation Review.

Compensation Elements

The NEO compensation program is comprised of fixed and variable elements. The variable components include equity and non-equity incentive plans. Each compensation component has a different function, but all elements work in concert to maximize company and individual performance by establishing specific, competitive, operational and financial goals and by providing financial incentives to employees based on their level of achievement of these goals.

The total compensation package for each NEO was contractually negotiated at time of hire. From time to time, the Compensation Committee reviews compensation to ensure it is meeting the compensation philosophy and objectives as discussed above. As each of the NEOs commenced employment at various times during the Corporation’s evolution, the content of each original employment contracts differed. Following the 2009 Compensation Review, the Compensation Committee adopted new employment contracts for all NEOs that reflect consistency in content, terms and conditions, and compensation modeling.

The 2012 NEO compensation program may include four principal components:

1.	Base salary;

2.	Non-equity incentives – consisting of a cash bonus linked to the performance of the Corporation and the individual;

STATEMENT OF EXECUTIVE COMPENSATION	9

3.	Equity incentives – consisting of stock options, restricted share units and/or performance share units; and

4.	Other elements of compensation – consisting of benefits and perquisites.

Further information on each of the principal components of compensation is set out below:

1.	Base Salary

Base salary, which forms a part of total compensation, for the CEO is reviewed and recommended by the Compensation Committee for approval by the Board of Directors. Base salaries, which form a part of total compensation, for NEOs (other than the CEO) are recommended by the CEO and are reviewed and approved by the Compensation Committee.

In determining individual base salaries, management and the Compensation Committee take into consideration data from compensation surveys encompassing high technology companies of similar revenue in British Columbia, individual circumstances that may include the scope of an executive’s position, the executive’s relevant competencies or experience, and retention risk. The Compensation Committee also takes into consideration the financial performance of the Corporation as well as the individual performance of the executive.

2.	Non-equity incentives

Non-equity incentives are in the form of the annual performance bonus plan (the “Bonus Plan”) which provides for a cash payment following the end of the Corporation’s fiscal year, based on the achievement of established corporate financial goals and individual performance. The bonus plan is a discretionary plan which allows for discretion to grant non-equity incentives if performance targets are not met, or to grant further non-equity incentives over and above the bonus plan formula.

Bonus Plan Design

The Bonus Plan is designed to reward on the outcome of performance results for both corporate and individual performance, with a variable performance multiplier that increases or decreases as a result of over- or under-achievement of performance objectives.

The performance objectives under the Bonus Plan in respect of the 2012 fiscal year are comprised of three key categories:

1.	Achievement of 2012 Consolidated Revenue Targets (Minimum EBITDA Required)
2.	Achievement of 2012 Business Unit Revenue (Minimum EBITDA Required)
3.	Achievement of 2012 Individual Objectives

Each of the various corporate and individual performance objectives are weighted for importance and factored into the total bonus formula.

The formula for determining the annual bonus amount for each NEO is provided as follows:

2012 Eligible Earnings x Bonus Rate	X	(Corporate Revenue Objective Weighting x Performance Multiplier)	+	(Business Unit Revenue Objective Weighting x Performance Multiplier)	+	(Individual Objective Weighting x Performance Multiplier)	=	Total Annual Bonus

STATEMENT OF EXECUTIVE COMPENSATION	10

Weighting of Objectives

The weighting of performance objectives will vary for each NEO. The weighting of performance objectives for the CEO and CFO (“C-level”) compared to the other NEOs were as follows:

Objective	C-Level	Other
		NEOs
Corporate Revenue	80%	30%
Business Unit Revenue	NA	50%
Individual	20%	20%
Total	100%	100%

Performance Multipliers

The Performance Multiplier on corporate and business unit revenue performance objectives is a factor ranging from 0% to 200%, with a conditional requirement for Minimum EBITDA Target when Corporate or Business Unit Revenue exceeds target. The Performance Multiplier on individual performance objectives is a factor ranging from 0% to 200%.

Under the 2012 Bonus plan, the NEOs must meet their associated revenue target to be eligible for their individual objective bonus.

Corporate Performance Objectives – determination and measuring outcomes

The Corporate performance objectives for the financial year ended December 31, 2012 are predetermined and approved by the Board of Directors at the beginning of the year. The Corporate performance objectives for the 2012 financial year are:

1.	Achievement of 2012 Consolidated Revenue Targets (Minimum EBITDA Required)

2.	Achievement of 2012 Business Unit Revenue (Minimum Contribution Required)

The actual achievement of the Corporate performance objectives for the financial year ended December 31, 2012 are:

Corporate/Business Unit	Revenue	Minimum	Multiplier
Objectives	Target	Contribution/
	Achieved	EBITDA
		Achieved
Corporate	No	No	0
Business Unit
Outdoor Lighting	No	No	0
Aviation	No	No	0
Marine	No	No	0
Traffic	No	No	0
Solar EPC Services	No	No	0
Go Power!	Yes	Yes	1.25

Following the finalization of the audited financial results for the fiscal year, the corporate performance objectives were reviewed and approved by the Board of Directors. The Corporation’s 2012 consolidated revenue and EBITDA targets were not met and as a result no bonus was paid to the NEOs on the financial performance objectives.

Individual Performance Objectives – determination and measuring outcomes

The individual performance objectives of the CEO and CFO for the financial year ended December 31, 2012 were predetermined and approved by the Compensation Committee at the beginning of the year.

Please refer to the Summary of Executive Compensation for Bruce Cousins, CEO and the NEOs for further details on their performance objectives. The 2012 CEO Performance Goals were (i) Achieve Corporate Revenues of at least $41.0 million, (ii) Achieve Corporate EBITDA of at least $1.0 million, and (iii) Maintain as Cash Reserve greater than $5.0 million. All Goals were not achieved and therefore there was no bonus paid to the CEO.

STATEMENT OF EXECUTIVE COMPENSATION	11

Any payouts to the NEOs under the Bonus Plan are provided in the Summary Compensation Table within this Management Information Circular.

3.	Equity incentives

The equity incentives of the Corporation’s executive compensation program are designed to:

Align the interests of the Corporation’s key employees and its shareholders;
Focus management on developing and successfully implementing the strategy of the Corporation;
Foster the retention of key executive management;
Attract high performing, high caliber individuals to the Corporation

At the 2011 Annual General Meeting, the Corporation’s shareholders approved the replacement of the company’s previous share-based payments plans issued in 2007 (“the Old Plan”) with a new 2011 Incentive Awards Plan (“the New Plan”).

Under the New Plan the maximum number of issuable shares for share-based payments is equal to 10% of the aggregate issued and outstanding shares. The New Plan allows for the issuance of stock options, stock appreciation rights (“SARs”), restricted share units (“RSUs”), performance share units (“PSUs”), and deferred share units (“DSUs”). The vesting terms and conditions of stock options, SARs, RSUs, PSUs, and DSUs are determined by the Board of Directors at the time of grant. Stock options may be provided for a term of up to 10 years, but are typically provided for a term of up to 5 years, vesting every six months over a three year period. RSUs are typically granted with a vesting provision of every six months over a three year period. PSUs are typically granted with a one year vesting provision that is contingent on meeting certain performance objectives by the holder, but may also be granted as a reward for performance with a vesting provision that is time based. Outstanding RSUs and PSUs represent the right to receive Common Shares upon vesting. Grants to executives are made pursuant to their compensation packages, which are approved by the Compensation Committee.

The Old Plan included (1) a RSU Plan and a PSU Plan with a combined 2,200,000 shares reserved under these plans. Each RSU and each PSU entitled the holder to receive one common share of the Company upon vesting. The RSUs and the PSUs vest between zero and 36 months from the date of grant. The awards granted under the Old Plan will continue to be governed by the terms and conditions of this plan, and (2) a Fixed stock option plan that enabled the Corporation to grant options to its directors, officers, employees and other service providers. Each option agreement with the grantee sets forth, among other things, the number of options granted, the exercise price and the vesting conditions of the options. The Corporation reserved 2,850,000 common shares under this plan. The options vest between 18 and 36 months from the date of grant and have a maximum term of five years. The options granted under the Old Plan will continue to be governed by the terms and conditions of this plan.

Incentive plans are reviewed by the Compensation Committee annually. Should the Compensation Committee deem a change to the incentive plans is required for future planning purposes, it presents its recommendations to the Board for approval. Any changes to the incentive plans or equity requirements resulting from the Board approved changes that require shareholder approval would be presented to the shareholders for approval at the next AGM.

Equity incentives are granted to NEOs at time of hire to comprise part of the total compensation package value, to ensure long-term retention and to align NEOs interests with those of the Corporation’s shareholder community. Equity incentives may also be granted in reward for performance or to facilitate specific retention objectives.

4.	Benefits

Benefits are comprised of a group benefit plan that includes life insurance, long-term disability, accidental death and dismemberment, dental and extended health coverage. The Corporation pays 100% of the premiums for these benefits, with the exception of long-term disability.

Performance Graph

The following graph compares the total cumulative shareholder return for $100 invested in the Common Shares on January 1, 2008 with the cumulative total return of the S&P/TSX Composite Index for the fiscal years ended, December 31, 2008 to December 31, 2012.

STATEMENT OF EXECUTIVE COMPENSATION	12

(1)	Total return assumes reinvestment of dividends for the S&P/TSX Composite Index and the Corporation’s Common Shares (which were nil).

The trend shown by the performance graph set forth above represents an overall decline in the cumulative shareholder return for the five year period up to December 31, 2012, with the net result indicating a 77% decrease in return on investment over the five year period.

Over the same five year period the total annualized compensation (excluding severance payments) received by the NEOs, decreased by 63.8% . This decrease is primarily due to the elimination of bonuses and stock based compensation due to the lack of corporate performance. There is also a reduction in the number of employees being classified as NEOs, with 4 in 2012, down from 5 in 2008. Over the same five year period, the average per NEO for annualized compensation actually decreased by 45.6% .

The decline in shareholder return during the five year period up to December 31, 2012 is attributable to, amongst other reasons, the global macro-economic environment and the Corporation undertaking a strategic review and restructuring process commencing in 2007. This strategic review and restructuring process commenced with the hiring of a new management team during 2007 and refocusing the business strategy. As a result, the Corporation has undergone significant corporate restructuring changes which included exiting of non-strategic businesses, outsourcing its production to a contract manufacturer, closing its distribution facilities, and realigning the organization’s operations to reduce and stabilize costs. As well, during this period, a significant amount of non-cash assets have been written off the Corporation’s balance sheet due to the Corporation’s early stage of development, the Corporation’s current and anticipated revenue stream and its historical net income results.

STATEMENT OF EXECUTIVE COMPENSATION	13

Summary Compensation Table

(a)	The following table is a summary of compensation earned by the Corporation’s NEOs for the Corporation’s financial years ended on December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Share- based awards ($)(1)	Option- based awards ($)(2)	Non-equity inventive plan compensation		Pension value ($)	All other compensation ($)	Total Compensation ($)
					Annual incentive plans ($) (3)	Long- term incentive plans ($)
Bruce Cousins CEO(4)	2012	250,000	-	-	-	-	-	-	250,000
	2011	59,930	-	179,687(6)	-(5)	-	-	-	235,616
	2010	-	-	-	-	-	-	-	-
Roland Sartorius CFO	2012	200,000	-	-	-	-	-	-	200,000
	2011	180,000	63,302	-	29,700	-	-	-	273,002
	2010	180,000	-	-	24,300	-	-	-	204,300
Derek Frohloff(8) Former VP, Solar Power Systems	2012	135,000	-	-	-	-	-	168,750	303,750
	2011	122,500	28,452	243(7)	20,672	-	-	-	171,867
	2010	112,500	-	-	11,953	-	-	-	124,453
Don Hargreaves(8) Former VP, Lighting	2012	145,000	-	-	-	-	-	120,833	265,833
	2011	131,500	36,522	269	5,301	-	-	-	173,592
	2010	121,500	-	-	14,048	-	-	-	135,548
(1)

The share based awards represent RSUs and/or PSUs granted in the covered year. The fair value was determined in accordance with IFRS 2, “Share-based payments” using the closing share price on the grant date. This valuation methodology was chosen as it best reflects the value provided to the covered person. In 2011, there was multiple RSUs and PSUs granted throughout the year with the fair value ranging from $0.52 to $0.57 a unit. The average fair value for RSUs and PSUs granted in 2011 was $0.55 a unit .

(2)

The option-based awards represent stock options granted in the covered year. The fair value was determined in accordance with IFRS 2, “Share-based payments” using the Black-Scholes stock option pricing model. This valuation methodology was chosen as it best reflects the value provided to the covered person. The significant assumptions used in Black -Scholes model for stock options granted in 2011 are provided in subsequent footnotes.

(3)	The bonus earned in each of the disclosed years, was paid in the following year.
(4)

Mr. Cousins joined the Corporation on October 11, 2011. See “Summary of Employment Agreements for each Named Executive Officer” for details of Mr. Cousins’ employment. All compensation information in this table relates to Mr. Cousins’ position as CEO. He did not receive any compensation related to his role as a Director in 2011.

(5)

The Compensation Committee determined that due to the short tenure of Mr. Cousins’ employment in 2011 that his 2011 bonus wou ld be deferred and calculated based on his 2012 performance, with payment occurring in conjunction with payment of his 2012 bonus.

(6)

This option-based award was granted on October 11, 2011 consisting of a total of 750,000 stock options which vest over a period of 3 years. The grant price equaled the market price at the time of the grant, which was $0.50. The fair value assigned to these stock options under the Black-Scholes model was $0.24 an option using an average life of 3.5 years, a volatility rate of 66.9%, a risk free rate of 1.25%, and a dividend rate of 0%.

(7)

This option-based award was granted on January 1, 2011 consisting of a total of 5,800 stock options which vest over 1 year. The grant price equaled $1.00 while the market price equaled $0.53. The fair value assigned to these stock options under the Black- Scholes model was $0.09 an option using an average life of 2 years, a volatility rate of 62.4%, a risk free rate of 1.67%, and a dividend rate of 0%.

(8)	Messrs. Frohloff and Hargreaves ceased employment on December 31, 2012.

STATEMENT OF EXECUTIVE COMPENSATION	14

Summary of Employment Agreements for each Named Executive Officer

The significant terms of each NEOs employment agreement are described below. For a description of the termination and change of control benefits payable by the Corporation for each NEO, see below under the heading “Termination and Change of Control Benefits.”

The total compensation package for each NEO was contractually negotiated at time of hire and following the review by the independent compensation consultant in 2009, the NEOs compensation agreements reflect consistency in content, terms and conditions, and compensation modeling.

The CFO, Former VP Solar Power Systems and Former VP Outdoor Lighting (“CFO & Former VPs”) were each presented with two total compensation packages for the years 2009, 2010 and 2011, and given the option to choose their package. Each of the two packages reflected the same total expected compensation. However, one compensation package provided the CFO & Former VPs a 10% discount to base salary in exchange for a greater number of non-cash incentives (“Lower Base”) while the other compensation package offered the base salary at that time and a lower number of non-cash incentives (“Current Base”) as compared to the Lower Base package. The CFO & Former VPs all chose the Lower Base compensation package The CEO was not included in this compensation package as he joined the Corporation on October 11, 2011.

Effective January 1, 2011, changes were made to the two Former VPs compensation. In 2010, the Corporation reorganized internally and realigned into a divisional structure. This internal restructuring resulted in additional responsibilities and consequently their compensation was adjusted to reflect the increased responsibilities

It was always intended that the 2009 Lower Base and Current base compensation packages would only be in place until the end of 2011. As such, effective January 1, 2012, the 10% salary discount was withdrawn for the CFO & Former VPs who chose the Lower Base plan, and there will no longer be a choice between two plans. Any salary increases received by the Former VP s during the years 2010 and 2011 remained in place in their 2012 salary.

Bruce Cousins, Chief Executive Officer

The compensation of the CEO of the Corporation is currently paid pursuant to an employment agreement entered into on October 11, 2011, the commencement of his employment. The CEO participates in the executive compensation programs described above.

The Compensation Committee established Mr. Cousins’ base salary of $250,000. Under the Bonus Plan, the short-term cash incentive for Mr. Cousins is comprised of a cash incentive equal to 45% of his base salary. The cash incentive award for 2011 was reduced by 75% to reflect the reduced time in the CEO role during that year. The cash incentive can increase or decrease relative to over- or under-achievement of performance. Given the brief tenure of employment in 2011, the Compensation Committee decided to defer the 2011 bonus payment for Mr. Cousins and calculate it based on his 2012 performance, with payment to occur in conjunction with payment of any 2012 Performance Bonus. The 2012 bonus calculations took into account his earnings for the period, the cash incentive rate of 45% and the performance multiplier that was applied based on the achievement of corporate revenue and individual performance targets. In 2012, for the CEO, the Compensation Committee deemed that the corporate revenue target had to be achieved before any bonus was paid on individual performance targets. Since the 2012 corporate revenue targets were not achieved, the CEO was not eligible for any 2012 bonus payment or any roll over amount from 2011.

The long-term equity incentive for Mr. Cousins is comprised of an annual grant of RSUs equivalent to a market value of $52,500 on or about February 28th, which vests every six months for a three year period with the final vesting occurring on February 28 of each year. If all of the Performance Bonus Plan objectives are not achieved, Mr. Cousins will not be eligible for the annual grant. Since the 2012 corporate revenue targets were not achieved, the CEO was not eligible for any RSU grants.

On commencement of his employment on October 11, 2011, Mr. Cousins, under a private placement, purchased 250,000 Common Shares at the October 7, 2011 market price of $0.50 per share. In conjunction with the private placement, he was granted 750,000 stock options (based on a ratio of 3 stock options for every 1 common share purchased, to a maximum of 750,000 stock options). The stock options have an exercise price of $0.50 being the closing market price of the Common Shares on October 7, 2011 and vest in equal portions every twelve months over three years from the date of grant, with the final vesting occurring on October 7, 2014. The vesting of these stock options is conditional upon Mr. Cousins being employed with the Corporation on the respective vesting dates.

STATEMENT OF EXECUTIVE COMPENSATION	15

The employment agreement may be terminated by the Corporation with cause by written notice or without cause upon payment of severance as described below under the heading “Termination and Change of Control Benefits.” Mr. Cousins may terminate his employment agreement with the Corporation at any time by giving the Corporation at least twelve weeks prior notice.

Roland Sartorius, Chief Financial Officer

The compensation of the CFO of the Corporation is currently paid pursuant to the employment agreement entered into on January 1, 2009, which replaced his previous employment agreement of August 13, 2007. The CFO participates in the executive compensation programs described above.

The Compensation Committee established Mr. Sartorius’ base salary of $200,000 for the financial years ending December 31, 2009, 2010 and 2011. In 2009, Mr. Sartorius chose the Lower Base compensation package that required he take the 10% discount off his base salary in exchange for an increased number of non-cash incentives. This base salary of $180,000 per annum remained in effect for the 2009 – 2011 three year compensation plan of Mr. Sartorius’ employment agreement. On January 1, 2012 the Compensation Committee reverted Mr. Sartorius’ base salary to $200,000 per annum as the Lower Base compensation package had expired.

Under the Bonus Plan, the short-term cash incentive for Mr. Sartorius is comprised of a cash incentive equal to 40% of his base salary. The cash incentive can increase or decrease relative to over- or under-achievement of performance. The 2012 bonus calculations took into account his earnings for the period, the cash incentive rate of 40% and the performance multiplier that was applied based on the achievement of corporate revenue (80%) and individual performance targets (20%). In 2012, for the CFO, the Compensation Committee deemed that the corporate revenue target had to be achieved before any bonus was paid on individual performance targets. Since the 2012 corporate, revenue targets were not achieved, the CFO was not eligible for any 2012 bonus payment. Mr. Sartorius’ individual performance targets in 2012 were in areas of non-organic growth, investor relations, management development, financial strategy and reporting The long-term equity incentive for Mr. Sartorius is comprised of grants dated (i) January 1, 2009: 126,000 RSUs, which vest every six months for a three year period, with the final vesting on January 1, 2012; (ii) March 8, 2011: 51,912 RSUs & 61,295 PSUs, which vest every six months for a two year period with the final vesting occurring in December 31, 2013;(iii) January 1, 2009: 204,000 stock options effective January 1, 2009, which vest every twelve months for a three year period with a final vesting on January 1, 2012. The employment agreement may be terminated by the Corporation with cause by written notice or without cause upon payment of severance as described below under the heading “Termination and Change of Control Benefits.” Mr. Sartorius may terminate his employment agreement with the Corporation at any time by giving the Corporation at least twelve weeks prior notice.

Derek Frohloff, Former VP Solar Power Systems Division

The compensation of the Former VP Solar Power Systems Division of the Corporation was paid pursuant to the employment agreement entered into on January 1, 2009, which replaced his previous employment agreement of January 1, 2007. Mr. Frohloff participated in the executive compensation programs described above. Mr. Frohloff ceased employment on December 31, 2012. Under a separation agreement dated November 27, 2012, Mr. Frohloff was entitled to receive a lump sum payment of $168,750 and a cash bonus under the terms and conditions of the Bonus Plan. The lump sum payment was paid to Mr. Frohloff on January 15, 2013 and he was not eligible for a cash bonus payment. In addition 33,019 RSUs / PSUs previously awarded to Mr. Frohloff were accelerated and vested on December 31, 2012.

Don Hargreaves, Former VP Lighting Division

The compensation of the VP Lighting of the Corporation is currently paid pursuant to the employment agreement entered into on January 1, 2009, which replaced his previous employment agreement of February 14, 2005. The Former VP Lighting Division participated in the executive compensation programs described above. Mr. Hargreaves ceased employment on December 31, 2012. Under a separation agreement dated November 27, 2012, Mr. Hargreaves was entitled to receive a lump sum payment of $119,000 and a cash bonus under the terms and conditions of the Bonus Plan. The lump sum payment was paid to Mr. Hargreaves on January 15, 2013 and he was not eligible for a cash bonus payment. In addition 31,839 RSUs / PSUs previously awarded to Mr. Hargreaves were accelerated and vested on December 31, 2012.

STATEMENT OF EXECUTIVE COMPENSATION	16

Incentive Plan Awards

Outstanding Share Based Awards and Option Based Awards

The following table sets out the outstanding share-based awards and option-based awards previously granted to the NEOs, as at December 31, 2012. The current stock market price is less than all stock option exercise prices, and consequently stock options do not have any current value as at December 31, 2012. Share based awards are valued at the face value of the grant on December 31, 2012, without any other valuation factor.

	Option-Based Awards				Share-based Awards
Name	Number of Securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercise d in-the- money options ($)	Number of shares or units of shares that have not vested (#)	Market / payout value of share awards not vested (1) ($)	Market / payout value of vested share-based awards not paid out or distributed ($)
Bruce Cousins (3)	750,000	0.50	11-Oct-16	NIL	-	-	-
Roland Sartorius	204,000	1.00	1-Jan-14	NIL	37,736	10,189	-
Derek Frohloff (2)	92,906 2,753	1.00 1.00	1-Jan-14 1-Jan-14	NIL NIL	- -	- -	- -
Don Hargreaves (2)	111,094 3,047	1.00 1.00	1-Jan-14 1-Jan-14	NIL NIL	- -	- -	- -
(1)

Market payout value of share-based awards that have not vested is determined by multiplying the number of outstanding units held at financial year-end by the closing price of the Common Shares on the TSX on the last trading day prior to fiscal year- end (December 31, 2012) of $0.27.

(2)	Messrs. Frohloff and Hargreaves ceased employment on December 31, 2012.
(3)

As per the terms of his Employment Agreement, Mr. Cousins was granted 750,000 Stock Options (on the basis of three stock options, up to a maximum of 750,000, for every one Common Share he purchased) on the effective, October 11, 2011, the date of his Employment Agreement.

Incentive Plan Awards – Value Vested or Earned during the Year

The following table provides details for each NEO for the year ended December 31, 2012.

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Bruce Cousins	Nil	-	-
Roland Sartorius	Nil	46,719	-
Derek Frohloff	Nil	20,383	-
Don Hargreaves	Nil	23,376	-

For a description of the key terms of plan-based awards issued or vested during 2012, see “Summary of Employment Agreements for each Named Executive Officer”.

Pension Plan Benefits

The Corporation does not maintain any defined benefit or contribution pension benefit plans

Deferred Compensation Plans

The Corporation does not maintain any deferred compensation plans.

STATEMENT OF EXECUTIVE COMPENSATION	17

Termination and Change of Control Benefits

Pursuant to the employment agreements entered into by the Corporation with each NEO, the Corporation is required to make the following payments upon termination (whether voluntary or not), resignation, retirement, change of control or change in the NEO responsibilities.

Bruce Cousins, CEO

Mr. Cousins is entitled to resign at any time by giving the Corporation at least twelve weeks prior notice (which the Corporation may shorten or waive entirely).

The Corporation is entitled to terminate Mr. Cousins’ employment agreement at any time during the term with immediate effect upon written notice to Mr. Cousins and payment twelve months base salary and any applicable cash incentive (calculated as total salary payable during the severance period, multiplied by his target performance bonus rate). Non-cash incentives that would have vested to the end of the severance period shall immediately vest, and Mr. Cousins will have 90 days from termination to exercise them.

Upon a change of control under Mr. Cousins’ employment agreement in which there is both a change of control of the Corporation and a material and substantial diminution of his duties with respect to management and financial responsibilities resulting within sixty days following completion of the change of control, Mr. Cousins shall be entitled to payment of not less than twelve months salary and any applicable cash incentive (calculated as total salary payable during the severance period, multiplied by his target performance bonus rate). In addition, all outstanding non-cash incentives shall immediately vest and may be exercised immediately.

As partial consideration for the foregoing payments, Mr. Cousins’ employment agreement provides for certain restrictions regarding (1) solicitation of clients/prospective clients and employees/consultants of the Corporation for a period of twelve months, (2) adherence to strictest confidence and trust of the confidential information of the Corporation, and (3) to avoid becoming engaged in a business that is competitive with the Corporation for a period of twelve months from termination.

Roland Sartorius, CFO

Mr. Sartorius is entitled to resign at any time by giving the Corporation at least twelve weeks prior notice (which the Corporation may shorten or waive entirely).

The Corporation is entitled to terminate Mr. Sartorius’ employment agreement at any time during the term with immediate effect upon written notice to Mr. Sartorius and payment nine months base salary and any applicable cash incentive (calculated as total salary payable during the severance period , multiplied by his target performance bonus rate) up until completion of nine years of employment with one additional month provided on the anniversary of each additional year, to a maximum of eighteen months. Non-cash incentives that would have vested to the end of the severance period shall immediately vest, and Mr. Sartorius will have 90 days from termination to exercise them.

A change of control under Mr. Sartorius’ employment agreement in which there is both a change of control of the Corporation and a material and substantial diminution of his duties with respect to management and financial responsibilities resulting within sixty days following completion of the change of control, Mr. Sartorius shall be entitled to payment of not less than twelve months salary and any applicable cash incentive (calculated as total salary payable during the severance period, multiplied by his target performance bonus rate). In addition, all outstanding non-cash incentives shall immediately vest and may be exercised immediately.

As partial consideration for the foregoing payments, Mr. Sartorius’ employment agreement provides for certain restrictions regarding (1) solicitation of clients/prospective clients and employees/consultants of the Corporation for a period of twelve months, (2) adherence to strictest confidence and trust of the confidential information of the Corporation, and (3) to avoid becoming engaged in a business that is competitive with the Corporation for a period of twelve months from termination.

STATEMENT OF EXECUTIVE COMPENSATION	18

Table of Estimated Termination Payments

The following table provides, for each of the NEOs, an estimate of the payments payable by the Corporation (or its subsidiaries), assuming that the triggering events described above took place on December 31, 2012.

Named Executive	Type of Payment	Salary ($)	Incentive Payment ($)	Vesting of Stock Based Compensation ($)	Employee Benefits ($)	Total ($)
Bruce Cousins CEO	Termination without cause	250,000	100,000	-	3,600	353,600
	Change in Control	250,000	100,000	-	3,600	353,600
Roland Sartorius CFO	Termination without cause	150,000	60,000	5,094	2,700	217,794
	Change in Control	200,000	80,000	10,189	3,600	293,789

STATEMENT OF EXECUTIVE COMPENSATION	19

DIRECTOR COMPENSATION

Remuneration of Directors

The Corporation’s director compensation is designed to attract and retain the most qualified people to serve on the Corporation’s board of directors and its committees, to align the interests of the directors with the interests of the Corporation’s shareholders, and to provide appropriate compensation for the risks and responsibilities related to being an effective director.

The Compensation Committee is responsible to review the compensation of the directors following each Annual General Meeting, and to make recommendations to the board for the compensation for the upcoming term.

Annual Retainer of Directors

Annual retainers are paid to the members of the board of directors who are not employees or officers of the Corporation (“Outside Directors”) on the following basis:

Description			Current Year
(January 1, 2012 – December 31, 2012)
Board Chair Retainer			$35,000 per annum
$7,500 equivalent value in Restricted Share Units, calculated based on closing price at year-end.
Board Retainer			$20,000 per annum
$7,500 equivalent value in Restricted Share Units, calculated based on closing price at year-end
Committee Chair Retainer:
•	Audit		$7,500 per annum
•	Compensation		$5,000 per annum
Committee Member Retainer:
•	Audit		$3,750 per annum
•	Compensation		$2,500 per annum
Meeting Fee (if over 4 meetings in year)
•	Board
	º	In Person	$1,000 per meeting
	º	Telephonic (>1 hour)	$500 per meeting
	º	Telephonic (<1 hour)	$250 per meeting
•	Committee
	º	In Person (Chair)	$2,000 per meeting
	º	In Person (Member)	$1,000 per meeting
	º	Telephonic (>1 hour)	$500 per meeting
	º	Telephonic (<1 hour)	$250 per meeting

Board Compensation Table

During the fiscal year ended December 31, 2012, the following amounts of compensation were paid to Outside Directors of the Corporation:

Name	Fees earned ($)	Share- based awards (1) ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Robert Cruickshank	67,750	26,414	Nil	Nil	Nil	Nil	84,164
Bob Wiens	25,250	18,207	Nil	Nil	Nil	Nil	43,457
Peter Berrang	15,250	18,207	Nil	Nil	Nil	Nil	33,457
David Green (2)	14,000	18,207	Nil	Nil	Nil	Nil	32,207
(1)

The share based awards represent RSUs and/or PSUs granted in the covered year. The fair value was determined in accordance with IFRS 2, “Share-based payments” using the closing share price on the grant date. This valuation methodology was chosen as it best reflects the value provided to the covered person.

(2)	David Green resigned from the Board of Directors on December 31, 2012.

STATEMENT OF EXECUTIVE COMPENSATION	20

Director Share Ownership Guidelines

Directors are prohibited from (i) purchasing financial instruments, including prepaid forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of the Company’s securities; (ii) selling, directly or indirectly, Common Shares, if the Director does not own or has not fully paid for the Common Shares to be sold; and (iii) directly or indirectly selling a call or buying a put, or similar derivative instrument, in respect of Common Shares.

Incentive Plan Awards

Outstanding Share Based Awards and Option Based Awards

The following table sets out the outstanding share-based awards and option-based awards previously granted to the directors. The current stock market price is less than all stock option exercise prices, and consequently stock options do not have any current value as at December 31, 2012. Share based awards are valued at the face value of the grant on December 31, 2012, without any other valuation factor.

	Option Based Awards				Share Based Awards
Name	Number of Securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($)	Number of shares or units of shares that have not vested (#)	Market / payout value of share awards not vested ($)	Market / payout value of vested share-based awards not paid out or distributed ($)
Robert Cruickshank	-	-	-	Nil	9,259	2,500 (1)	2,500
Bob Wiens	-	-	-	Nil	9,259	2,500 (1)	2,500
Peter Berrang	-	-	-	Nil	9,259	2,500 (1)	2,500
David Green	-	-	-	Nil	9,259	2,500 (1)	12,500
(3)

Market payout value of share-based awards that have not vested is determined by multiplying the number of outstanding units held at financial year-end by the closing price of the Common Shares on the TSX on the last trading day prior to fiscal year- end (December 31, 2012) of $0.27.

Incentive Plan Awards – Value Vested or Earned during the Year

The following table provides details for each director for the year ended December 31, 2012.

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Robert Cruickshank	Nil	21,026	Nil
Bob Wiens	Nil	14,839	Nil
Peter Berrang	Nil	14,839	Nil
David Green	Nil	14,839	Nil

DIRECTOR COMPENSATION	21

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as at December 31, 2012 with respect to the Corporation’s equity compensation plans.

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options, warrants or units (a)	Weighted-average exercise price of outstanding options, warrants or units (b)	Number of Common Shares remaining available for future issuance under equity compensation plans (excluding those reflected in column (a)) (c)
Equity compensation plans
approved by shareholders:
2011 Incentive Awards Plan	1,525,072		3,261,959

Details:
Stock Options	1,445,800	$0.65
Restricted Share Units	54,340	Nil
Performance Share Units	24,932	Nil
Total	1,525,072		3,261,959

Incentive Awards Plan

The Board is authorized to grant long term equity based awards to eligible participants (“Participants”), including any director, officer, employee or any individual, company or other person engaged in providing services to the Corporation. The equity based awards may include Stock Options, Share Appreciation Rights, Restricted Share Units, Performance Share Units and Deferred Share Units (collectively referred to as “Awards”), that provide different types of incentives, as described below.

The maximum number of Common Shares available for issuance under the New Plan equals 10% of the aggregate issued and outstanding Common Shares. At December 31, 2012, 10% of the outstanding Common Shares amounted to 4,787,031, with 1,525,072 Common Shares issued or allocated to outstanding Awards under the Plan leaving a total of 3,261,959 available to be issued as additional grants.

Any increase in the total number of issued and outstanding Common Shares will result in an increase in the number of Common Shares issuable under the New Plan, and any exercises of options will effectively result in a reloading of the number of Common Shares issuable under the New Plan.

If an outstanding Award for any reason expires or is terminated or cancelled without having been exercised or settled in full, or if Common Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Corporation for an amount not greater than the Participant’s purchase price, the Common Shares shall again be available for issuance under the New Plan. Common Shares shall not be deemed to have been issued pursuant to the New Plan with respect to any portion of an Award that is settled in cash.

Notwithstanding any other granting provision, the aggregate number of Common Shares issuable under the New Plan for U.S. Qualified Incentive Stock Options cannot exceed 750,000 Common Shares, subject to adjustment provisions in the New Plan and subject to the provisions of section 422 and 424 of the U.S. Internal Revenue Code.

Stock Options

The Board is authorized to grant stock options (“Options”) under the New Plan. An Option entitles the holder to purchase a Common Shares upon payment of the exercise price per Common Share. The exercise price of any Option granted under the New Plan is determined by the Board and in no event shall be less than the Market Price (being the volume weighted average trading price of the Common Shares on the TSX for the five prior trading days) of the Common Shares at the time of the grant.

The Board may determine a vesting schedule for Options, at the time of grant, provided, however, that the Options will cease to vest and will expire if a participant ceases to be an Eligible Person, pursuant to the terms of the New Plan.

DIRECTOR COMPENSATION	22

The term of Options granted is determined by the Board and specified in the Option agreement pursuant to which such Option is granted, provided that the expiry date cannot be later than the date which is the tenth anniversary of the date on which such Option is granted. In addition, the term of the Options will be extended if the expiry date occurs during or within nine business days following the end of a blackout period (the interval of time during which the Corporation determines that one or more Participants cannot trade any securities because they may be in possession of undisclosed material information). In such circumstances, the Options will be extended to the date which is 10 business days following the end of the blackout period.

Notwithstanding the foregoing, if any Participant who is a U.S. Optionee whom a U.S. Qualified Incentive Stock option is to be granted under the New Plan, and at the time of the grant the participant is an owner of shares possessing more than 10% of the total combined voting power of all classes of Common Shares, then the exercise price per Common Share cannot be less than 110% of the fair market value of a Common Share at the time of grant. A U.S. Qualified Incentive Stock Option will terminate and no longer be exercisable no later than five years after the date on which the U.S. Qualified Incentive Stock Option was granted. No U.S. Qualified Incentive Stock Option may be granted more than 10 years after the date on which the New Plan is approved by the shareholders of the Corporation.

Share Appreciation Rights

The Board is authorized to grant share appreciation rights (“SARs”) to Eligible Persons pursuant to the terms of the New Plan. Upon exercise of a SAR, the participant is entitled to receive an amount equal to the excess of the Market Price (as defined in the New Plan) of one Common Share on the date of exercise and the grant price of the SAR as determined by the Board, which grant price shall not be less than 100% of the Market price of one Common Share on the date of grant of the SAR. Such amount is payable in cash or Common Shares as determined by the Board.

The Board may determine a vesting schedule applicable to a grant of SARs, provided, however, that the SARs will cease to vest as at the date upon which a Participant ceases to be an Eligible Person, as defined in the New Plan.

The term of a SAR will be determined by the Board and specified in the Award agreement pursuant to which such SAR is granted, provided that the date cannot be later than (i) the date which is the tenth anniversary of the date on which such SAR is granted and (ii) the latest date permitted under the applicable rules and regulations of all regulatory authorities to which the Corporation is subject.

Restricted Share Units

The Board is authorized to issue restricted share units (“RSUs”) pursuant to the terms of the New Plan. An RSU conditionally entitles the Participant to the delivery of a Common Share at a specified future date, subject to the fulfillment of vesting conditions specified by the Board. Prior to settlement, an RSU carries no voting or other rights associated with share ownership except that a holder of RSUs will be credited with a Dividend Equivalent (as defined in the New Plan) in the form of additional RSUs in respect of dividends declared by the Corporation while the RSUs are outstanding. An RSU Award may be settled in Common Shares, cash, or in any combination of Common Shares and cash. However, a determination to settle an RSU in whole or in part in cash may be only made by the Board, in its sole discretion. If settled in cash, the cash amount will be based on the market price of the Common Shares at the time of vesting.

The Award Agreement in respect of a grant of RSUs will set out the vesting conditions applicable to such RSUs, as determined by the Board, provided however, that all grants of RSUs will vest no later than December 31st of the third calendar year following the grant.

Performance Share Units

The Board is authorized to issue Performance Share Units (“PSUs”) pursuant to the terms of the New Plan. PSUs granted under the New Plan will confer on the holder the conditional right to receive Common Shares, in whole or in part, upon the achievement of certain performance goals during the performance period as the Board determines. A PSU may be awarded as a bonus or similar payment in respect of services rendered by a Participant for a fiscal year, or as compensation or an incentive for future performance by a Participant. Prior to settlement, a PSU carries no voting or other rights associated with share ownership except that a holder of PSUs will be credited with a Dividend Equivalent (as defined in the New Plan) in the form of additional PSUs in respect of dividends declared by the Corporation while the PSUs are outstanding. A PSU Award may be settled in Common Shares, cash, or in any combination of Common Shares and cash. However, a determination to settle a PSU in whole or in part in cash may be only made by the Board, in its sole discretion. If settled in cash, the cash amount will be based on the market price of the Common Shares at the time of vesting. Subject to the terms of the New Plan, the performance goals to be achieved during any performance period, the length of any performance period, the PSUs and any other terms and conditions of the Performance Award will be determined by the Board and set out in the Award agreement.

DIRECTOR COMPENSATION	23

Deferred Share Units

The Board is authorized to issue deferred share units (“DSUs”) pursuant to the terms of the New Plan. A DSU is a right to receive, on a deferred payment basis, a Common Share or the cash equivalent of a Common Share upon the occurrence of certain redemption events, as described below. DSUs may be granted to any Eligible Person at the discretion of the Board or Participants may elect to receive in DSUs a specified percentage of their remuneration (in the case of directors) or salary, bonus or any other compensation (in the case of other Participants).

A DSU shall only be redeemed upon the occurrence of (i) the death of the participant, (ii) the retirement of the Participant, (iii) the termination of a participant who is not a director, or (iv) a change of control, unless the Board, in good faith, determines that the nature of the transaction(s) resulting in the change of control are such that it would not be appropriate to justify redemption of the DSU. A DSU Award may be settled in Common Shares, cash, or in any combination of Common Shares and cash. However, a determination to settle a DSU in whole or in part in cash may only be made by the Board, in its sole discretion.

Maximum Grant to Insiders

The aggregate number of Common Shares issuable to Participants that are insiders, pursuant to the New Plan or when combined with all other previously established and outstanding or proposed share compensation arrangements, cannot exceed 10% of the total number of outstanding Common Shares (on a non-diluted basis) at any time and within any one year period. The Common Shares issued pursuant to an entitlement granted prior to the grantee becoming an insider will be excluded in determining the number of Common Shares issuable to insiders.

Maximum Grant to Independent Directors

The aggregate number of Common Shares issuable to any one Participant that is an independent director of the Corporation, pursuant to the Plan or when combined with all other previously established and outstanding or proposed share compensation arrangements, cannot exceed 1% of the total number of outstanding Common Shares, excluding Common Shares reserved for issuance to such Participant at a time when such Participant was not an independent director of the Corporation.

Maximum Grant to Any One Participant

The aggregate number of Common Shares issuable to any one Participant, pursuant to the New Plan or when combined with all other previously established and outstanding or proposed share compensation arrangements, cannot exceed 5% of the then outstanding Common Shares, which as of March 26, 2013 represents 2,506,704 Common Shares.

Causes of Cessation

As specified in the New Plan, in the event the Participant ceases to be an Eligible Person for any reason, other than the death of the Participant or the termination of the Participant for cause, Awards will expire on the date which is 90 days after the date of termination (specifically without regard to any period of reasonable notice or any salary continuance) of the Participant’s directorship, active employment or active engagement, as applicable, with the Corporation or its Affiliates, or such earlier or later date as the Board may determine. In the event of the termination of the Participant as a director, officer, employee or Consultant for cause, the Awards will expire on the date of notice of such termination, specifically without regard to any period of reasonable notice or any salary continuance. Under the Old Plan and other previous plans, all restricted share units and performance share units automatically terminated upon resignation or termination and stock options expired within 90 days of such events.

In the event of the death of a Participant prior to: (i) the Participant ceasing to be an Eligible Person (which, in the case of an employee or Consultant, will be the date on which active employment or engagement, as applicable, terminates, specifically without regard to any period of reasonable notice or any salary continuance); or (ii) the date on which the Award, but for (i), would have expired pursuant to the preceding paragraph, the Awards will expire on the date which is one year after the date of death of such Participant or such earlier or later date as the Board may determine.

DIRECTOR COMPENSATION	24

Assignability

Awards granted under the New Plan are non-transferable and non-assignable to anyone other than to a “permitted assign” as defined in the New Plan.

Procedure for Amending

The Board has the right at any time to amend the New Plan or any Award agreement under the Plan provided that for the following amendments, shareholder approval has been obtained by ordinary resolution: (i) increase the number of Common Shares, or rolling maximum percentage, reserved for issuance under the New Plan; (ii) reduce the exercise price per Common Share under any Option or SAR granted to an Insider or cancel any Option or SAR granted to an Insider and replace such Option or SAR with an Option or SAR with a lower exercise price per Common Share; (iii) extend the term of an Award beyond its original expiry time; (iv) increase the limit on the participation by independent directors in the New Plan; or (v) permit an Award to be transferable or assignable to any person other than in accordance with the New Plan.

Notwithstanding the foregoing, shareholder approval is not required for any amendments to the New Plan other than those described above, including amendments of a clerical nature, amendments to reflect any regulatory authority requirements (including those of the TSX), amendments to vesting provisions of an Award, amendments to the expiry date of an Award so long as such amendments do not extend the term of the Awards past the original date of expiration, and any amendments which provide for or modify a cashless exercise feature with respect to an Award so long as the feature provides for the full deduction of the number of underlying Common Shares from the total number of Common Shares subject to the New Plan.

Financial Assistance

The Corporation will not provide financial assistance to Participants to facilitate the purchase of Common Shares upon the exercise of Options granted under the New Plan.

Other Material Information

Appropriate adjustments to the New Plan and to Awards granted thereunder will be made by the Board to give effect to adjustments in the number and type of Common Shares (or other securities or other property) resulting from subdivisions, consolidations, substitutions, or reclassifications of Common Shares, payment of stock dividends or other changes in the

Corporation’s capital or from a merger and acquisition transaction. In the event of any merger, acquisition, amalgamation, arrangement or other scheme of reorganization that results in a change of control, the Board will, in an appropriate and equitable manner: (a) determine any adjustment to the number and type of Common Shares (or other securities or other property) subject to outstanding Awards; and (b) determine the number and type of Common Shares (or other securities or other property) subject to outstanding Awards; and (c) determine the purchase price or exercise price with respect to any Award, provided, however, that the number of Common Shares covered by any Award or to which such Award relates is always a whole number; and (d) determine the manner in which all outstanding Awards granted under the New Plan will be treated including, without limitation, requiring the acceleration of the time for the vesting of such Awards, the time for exercise of such rights by the Participants, the time for the fulfillment of any conditions or restrictions such exercise, and the time for the expiry of such rights; and (e) offer any Participant the opportunity to obtain a new or replacement Award over any securities into which the Common Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of Common Shares under the existing Award and the exercise price (and otherwise substantially upon the terms of the Option being replaced, or upon terms no less favorable to the Participant) and; (f) commute for or into any other security or any other property or cash, any Award that is still capable of being exercised, upon giving to the Participant to whom the Award has been granted at least 30 days written notice of its intention to commute the Option, and during such period of notice, the Award, to the extent it has not been exercised, can be exercised by the Participant without regard to any vesting conditions attached thereto, and on the expiry of such period of notice, the unexercised portion of the Option will lapse and be cancelled.

In accordance with the current policies of the TSX, any plan with a rolling maximum (which includes the New Plan) must be confirmed by shareholders every three year. The New Plan therefore must be re-confirmed at the 2014 AGM.

Indebtedness of Directors and Executive Officers

DIRECTOR COMPENSATION	25

No current or former directors, executive officers or employees of the Corporation, nor any proposed nominee for election as a director of the Corporation, or any associate or affiliate of any one of them, at any time since the beginning of the fiscal year ended December 31, 2012, is or was indebted to: (a) the Corporation or any of its subsidiaries; or (b) any other entity where the indebtedness was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries pursuant to a securities purchase program or otherwise.

Audit Committee of the Corporation

For more information concerning the Audit Committee of the Corporation and its members, see the Section entitled “Audit Committee” in the Corporation’s Annual Information Form for the year ended December 31, 2012 (available at www.sedar.com).

A copy of the Corporation’s Audit Committee Charter is attached to the Corporation’s Annual Information Form for the year ended December 31, 2012.

DIRECTOR COMPENSATION	26

CORPORATE GOVERNANCE DISCLOSURE

The following disclosure on the Corporation’s corporate governance practices follows the disclosure requirements found in National Instrument 58-101 F1 Corporate Governance Disclosure.

Board of Directors

The Corporation’s Board of Directors (generally referred to in this section as the “Board”) is responsible for supervising the management of the business and affairs of the Corporation.

(a)	Disclose the identity of directors who are independent.

National Instrument 52-110 Audit Committees (“NI 52-110”) sets out the standard for director independence. Under NI 52-110, a director is independent if he or she has no direct or indirect material relationship with the Corporation. A material relationship is a relationship which could, in the view of the Board of Directors, be reasonably expected to interfere with the exercise of a director’s independent judgment. NI 52-110 also sets out certain situations where a director will automatically be considered to have a material relationship with the Corporation. The nominees for director at the Meeting who are considered independent are:

Robert Cruickshank
Bob Wiens
Peter Berrang
Daniel Nocente

(b)	Disclose the identity of directors who are not independent, and describe the basis for that determination.

Bruce Cousins, by virtue of the fact that he is Chief Executive Officer of the Corporation, is not considered independent.

(c)

Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the Board of Directors (the Board) does to facilitate its exercise of independent judgment in carrying out its responsibilities.

A majority of the nominees for director at the Meeting are independent .

(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

The following nominee directors also serve as directors of the following reporting issuers:

Robert Cruickshank
Lincoln Mining Corporation

Bob Wiens
Metro Vancouver Properties Corp.

Daniel Nocente
Savary Gold Corp.
Pitchblack Resources Ltd.

(e)

Disclose whether or not the independent directors hold regularly scheduled meetings at which members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held during the preceding 12 months. If the independent directors do not hold such meetings, describe what the Board does to facilitate open and candid discussion among its independent directors.

CORPORATE GOVERNANCE DISCLOSURE	27

Each Board meeting has, as a matter of course, a non-management discussion at which only independent directors are present. There were a minimum of 4 such meetings of the 2012 Board in the preceding 12 months.

(f)

Disclose whether or not the chair of the Board is an independent director. If the Board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the Board has neither a chair that is independent nor a lead director that is independent, describe what the Board does to provide leadership for its independent direct.

Robert Cruickshank, incumbent Chairman of the Board of the Corporation, is an independent director. The Chairman plays a critical role on the Board by leading the Board in its management and supervision of the business of the Corporation. The Chairman manages the affairs of the Board, including overseeing the proper constitution of the Board and its effective operation, independent of management.

(g)	Disclose the attendance record of each director for all Board meetings held since the beginning of the issuer's most recently completed financial year.

All directors were present for all meetings of the 2012 Board.

Board Mandate

Disclose the text of the Board's written mandate. If the Board does not have a written mandate, describe how the Board delineates its role and responsibilities.

The Board’s written mandate is disclosed on the website of the Corporation (www.carmanah.com).

Position Descriptions

(a)

Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.

The Board has a formal written position in place for the Chairman of the Board, which is available on the Corporation’s website at www.carmanah.com. There is no formal written position for the Chairman of the Audit Committee and the Compensation Committee. However, each of the Audit Committee and Compensation Committee have a formal Charter which includes the role and responsibilities of each respective Committee. Copies of the Audit Committee and Compensation Committee Charters are available on the Corporation’s website at www.carmanah.com.

(b)

Disclose whether or not the Board and CEO have developed a written position description for the CEO. If the Board and CEO have not developed such a position description. Briefly describe how the Board delineates the role and responsibilities of the CEO.

The Board has a written position description for the CEO, a copy of which is available on the Corporation’s website at www.carmanah.com.

Orientation and Continuing Education

(a)	Briefly describe what measures the Board takes to orient new directors regarding:

i.	the role of the Board, its committees and its directors; and

When possible new nominees for the Board are invited to attend and observe meetings of the Board prior to appointment as directors. They also observe the workings of the three committees. Each new Board member is given a binder containing the Board mandate and its policies and procedures.

ii.	the nature and operation of the issuer's business.

New Board members spend considerable time with the CEO to discuss the business Mission, Vision, Strategies, and to gain a general understanding about the nature of its operations. The Board will also invite prospective new Board members to attend some of its Board meetings as a guest in order to meet the other directors, and to get further understanding of the business from the Board perspective.

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(b)

Briefly describe what measures, if any, the Board takes to provide continuing education for its directors. If the Board does not provide continuing education, describe how the Board ensures that its directors maintain the skill and knowledge necessary for them to meet their obligations as directors.

The Board recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education, Board members are encouraged to communicate with management and the auditors, to keep themselves current with industry trends and developments and changes in legislation with the Corporation’s assistance, and to observe the Corporation’s operations first-hand. Management provides quarterly updates on internal controls compliance, investor perspectives, update on strategic context and deployment. Management spends one full day per year delivering a strategic update that includes competitive environment, technological and industry developments, regulatory developments and other key components. Robert Cruickshank has completed the Directors Education Program offered by the Institute of Corporate Directors (www.icd.ca).

Ethical Business Conduct

(a)	Disclose whether or not the Board has adopted a written code for its directors, officers and employees.

The Board has adopted a written Code of Conduct for the Corporation. New employees, officers and directors are required to confirm in writing that they have read and understood the Code. The Board has adopted a whistleblower policy which provides employees with the ability to report, on a confidential and anonymous basis, any violations within our organization including (but not limited to), falsification of financial records, unethical conduct, harassment or theft. The Board believes that providing a forum for employees, officers and directors to raise concerns about ethical conduct and treating all complaints with the appropriate level of seriousness fosters a culture of ethical conduct.

The Board also has adopted a insider trading policy to govern the trading of shares by directors, officers and employees of the Corporation.

i.	disclose how an interested party may obtain a copy of the written code;

The Code of Conduct, the Whistleblower Policy and the Insider Trading Policy are available on the Corporation’s web site (www.carmanah.com).

ii.	describe how the Board monitors compliance with its code, or if the Board does not monitor compliance, explain whether and how the Board ensures compliance with its code; and

The Code of Conduct is provided to all employees for review and acknowledgement, at time of hire and generally at the beginning of the calendar year. In March 2013, the Corporation adopted an updated Code of Conduct and concurrently all employees and the Board were required to acknowledge the revised Code of Conduct at that time. Any waiver of the Code of Conduct may only be made by the Board of Directors and will be disclosed in accordance with applicable laws.

The Corporation has a designated service provider, Whistleblower Security, to handle all reports from Whistleblowers, including notifying the Chair of the Audit Committee upon receipt of any such reports. To ensure awareness by employees of the whistleblower policy, it is discussed with employees at time of hire and is posted around the office for review by existing employees.

iii.

provide a cross-reference to any material change report(s) filed within the preceding 12 months that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

None.

(b)

Describe any steps the Board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

Directors with an interest in a material transaction under discussion by the Board are required to declare their interest and abstain from voting on the transaction.

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(c)	Describe any other steps the Board takes to encourage and promote a culture of ethical business conduct.

The Board endeavors to ensure that the ethics of the Corporation take precedence over any other consideration in the Corporation’s decision-making process.

Nomination of Directors

(a)	Describe the process by which the Board identifies new candidates for Board nomination.

The whole Board identifies gaps in the Board’s areas of competence and seeks to identify new candidates for Board nomination to address those deficiencies.

(b)

Disclose whether or not the Board has a nominating committee composed entirely of independent directors. If the Board does not have a nominating committee composed entirely of independent directors, describe what steps the Board takes to encourage an objective nomination process.

Due to the small size of the Board, the majority of which is independent, the Board is able to deal with recruitment of new members as a whole, and as such the whole Board acts as a nominating committee and deals with nominations. Recruitment of new Directors generally results from recommendations made by directors, management and shareholders and candidates are assessed for their skills, expertise, experience, independence and other factors.

(c)	If the Board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.

As noted above, the Board does not have a separate formal nominating committee. The entire Board comprises a nominating committee, and as a whole deals with nominations, voting and approval of accepted nominees.

Compensation

(a)	Describe the process by which the Board determines the compensation for your company's directors and officers.

Compensation packages for Board positions and committees are based upon the degree of responsibility and accountability borne by the role. The Compensation Committee makes recommendations to the Board for total compensation packages, which are reviewed and approved by the Chairman.

(b)

Disclose whether or not the Board has a compensation committee composed entirely of independent directors. If the Board does not have a compensation committee composed entirely of independent directors, describe what steps the Board takes to ensure an objective process for determining such compensation.

The Compensation Committee during the 2012 term was composed of three independent directors: Robert Cruickshank, Bob Wiens and David Green. Mr. Green resigned from the 2012 Board on December 31, 2012 and Peter Berrang joined the Compensation Committee on January 2, 2013 to fill the vacancy. Mr. Berrang is independent.

(c)	If the Board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The Compensation Committee is responsible for recommending to the Board human resources and compensation policies and guidelines for application to the Corporation, and for implementing and overseeing human resources and compensation policies approved by the Board. In particular, the Committee’s compensation duties are:

determining and approving the compensation of the Corporation’s Chief Executive Officer;
reviewing and approving compensation for the Corporation’s other executive officers;
fulfilling the Board’s oversight responsibilities with respect to the Corporation’s overall compensation policies, plans and programs;
overseeing an evaluation of management succession planning; and

performing other activities related to the Corporation’s compensation plans and structure, including preparing and reviewing any disclosure on executive compensation included in the Corporation’s annual information circular in accordance with applicable rules and regulations promulgated by the Canadian provincial securities regulatory authorities.

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(d)

Disclose whether or not one or more of the Compensation Committee members have any direct experience that is relevant to his or her responsibilities in executive compensation as well as the skills and experience that enable the committee to make decisions on the suitability of the company’s compensation policies.

Mr Cruickshank has completed the Directors Education Program offered by the Institute of Corporate Directors, which includes formal compensation training

Between 1989 and 2007, Mr. Cruickshank held a variety of executive roles where he had responsibility for salary and bonus decisions including the setting and administration of bonus plans. As President of MDSI (Feb ’99 – May ’01) and as President of the BCTIA (Sept ’05 – Oct ’07) Mr. Cruickshank also had responsibility for employee benefits plans.

Mr. Cruickshank also currently serves on two public company boards and Chairs their Compensation Committees. From 2007-2012 he also Chaired the board of St George’s School in Vancouver and as such was an ex-officio member of all Board Committees including the Human Resources Committee that oversees all employee compensation and benefits with the exception of the Headmaster and Chaired the Executive Committee which oversees all matters of the Headmaster’s contract with the school.

From 1987 to 2000, Mr. Wiens was CEO of FACS Records Centre Inc. which became a publicly traded entity during that period. In this role Mr. Wiens had responsibility for the compensation of all those employees reporting to him including all Canadian and US branch operations. Mr. Wiens also determined the compensation process for all employees of the company. From 2000 to 2008 Mr. Wiens chaired the Compensation Committee of Extreme CCTV, a public company.

(e)

If a compensation consultant or advisor has, at any time since the beginning of the issuer's most recently completed financial year, been retained to assist in determining compensation for any of the issuer's directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.

The Compensation Committee engaged an independent consultant in 2009 to advise them on executive compensation and in 2011 on the CEO compensation matters, and as such did not deem it necessary to engage in similar services in 2012.

Director Election and Majority Voting Policy

The Board believes that each of its members should carry the confidence and support of the Corporation’s shareholders. To this end, the Board adopted a Majority Voting Policy in 2013. Voting at the Meeting enables shareholders to vote in favour of, or to withhold from voting, separately for each nominee director. If, with respect to any particular nominee, the number of common shares withheld exceeds the number of common shares voted in favour of the nominee, then for purposes of the Company’s policy, the nominee shall be considered not to have received the support of the shareholders, even though duly elected as a matter of corporate law.

A person elected as a Director who is considered under this test not to have the confidence of shareholders is expected to immediately submit to the Board his resignation in accordance with the Corporation’s Majority Voting Policy. The Board of Directors (excluding any director that has tendered a resignation) will consider the Director’s offer to resign and decide whether or not to accept it. In making its decision, the Board will consider the reason why the votes were withheld, the skills and expertise of that Director, the overall composition of the Board and the skills and the expertise of the other Directors. Within 90 days of receiving the final voting results of the Meeting, the Board will decide whether to accept or not accept the resignation of that Director. If the resignation is accepted, subject to any applicable law, the Board may leave the resultant vacancy unfilled until the next annual general meeting, fill the vacancy through the appointment of a new Director whom the Board considers to merit the confidence of the shareholders, or call a special meeting of shareholders at which there will be presented one or more nominees to fill any vacancy or vacancies. If the resignation is not accepted the Board will issue a press release disclosing the reasons for rejecting the offer to resign. The Corporation’s Majority Voting Policy is available on the Corporation’s website at www.carmanah.com.

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Other Board Committees

If the Board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

None, other than as disclosed above.

Assessments

Disclose whether or not the Board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the Board satisfies itself that it, its committees, and individual directors are performing effectively.

The Board satisfies itself that the Board, its committees, and its individual directors are performing effectively by conducting informal assessments from time to time

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OTHER INFORMATION

Interest of Informed Persons in Material Transactions

Except as otherwise disclosed herein, no “informed person” (as defined in National Instrument 51-102), proposed director of the Corporation or any associate or affiliate of an informed person or proposed director of the Corporation has had or has any material interest in any transaction since the beginning of the Corporation’s most recently completed fiscal year, or in any proposed transaction, which has materially affected or would materially affect the Corporation or its subsidiaries.

Additional Information

Additional information relating to the Corporation may be found on SEDAR at www.sedar.com. Financial information is provided in the Corporation’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year. Security holders may obtain copies of the Corporation’s financial statements and management’s discussion and analysis on SEDAR or by contacting the Corporation by email at investors@carmanah.com, or upon request made to the attention of the Chief Financial Officer of the Corporation at 250 Bay Street, Victoria, BC, Canada, V9A 3K5

Approval

The contents of this Management Information Circular and the sending thereof to the shareholders of the Corporation have been approved by the directors of the Corporation.

DATED at Victoria, British Columbia this 26th day of March, 2013.

By order of the Board of Directors

Robert Cruickshank
Chairman of the Board

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